Exhibit 4.2

Amendment no. 1 to WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”) is dated as of March 13, 2017, by and among Primo Water Corporation, a Delaware corporation (the “Company”), Wells Fargo Bank, National Association, a national banking association (the “Warrant Agent”), and the Holders of Warrants signatory hereto (each a “Consenting Holder” and, collectively, the “Consenting Holders”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Warrant Agreement (as defined below).

RECITALS

WHEREAS, on December 12, 2016, the Company completed its acquisition (the “Acquisition”) of Glacier Water Services, Inc., a Delaware corporation (“Glacier”), pursuant to that certain Agreement and Plan of Merger, dated October 9, 2016, by and among the Company, Primo Subsidiary Inc., a Delaware corporation, Glacier, and David Shladovsky, as Stockholder Representative (the “Merger Agreement”);

WHEREAS, in connection with the Acquisition and pursuant to the terms of the Merger Agreement, each outstanding share of Glacier common stock was converted into the right to receive, among other consideration, a warrant to purchase 0.54 of a share of the Company’s common stock pursuant to and in accordance with that certain Warrant Agreement, dated as of December 12, 2016, by and between the Company and the Warrant Agent (the “Warrant Agreement”); and

WHEREAS, the Company, the Warrant Agent and the Consenting Holders wish to clarify and confirm certain matters related to the Holders’ ability to exercise the Warrant in the event that (a) the Warrant Shares cannot be issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and (b) a private placement exemption from the registration requirements of the Securities Act is not otherwise available.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             Amendment to Warrant Agreement. Section 1.6 of the Warrant Agreement is hereby deleted and replaced in its entirety with the following:

“(a)     Subject to the terms of Section 1.6(b), payment of the aggregate Exercise Price for all Warrant Shares purchased may be made, at the option of the applicable Holder, either (i) by certified check payable to the Warrant Agent or (ii) by delivering a written direction to the Warrant Agent that such Holder desires to exercise the Warrants pursuant to a “cashless exercise,” in which case such Holder will receive a number of Warrant Shares that is equal to the aggregate number of Warrant Shares for which the Warrants are being exercised less the number of Warrant Shares that have an aggregate Market Price on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price for such Warrant Shares. For the avoidance of doubt, if Warrants are exercised such that the aggregate Exercise Price would exceed the aggregate value (as measured by the Market Price) of the Warrant Shares issuable upon exercise, no amount shall be due and payable by such Holder to the Company, and such exercise shall be null and void and no Warrant Shares shall thereupon be issued and the Warrants shall continue in effect.

(b)     Notwithstanding anything in Section 1.6(a) to the contrary, in the event that and for so long as (i) the Company determines in good faith that the Warrant Shares cannot be issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), either because such a registration statement is not effective or because it does not otherwise contain all information required to be included therein by the Securities Act and other applicable securities Laws, and (ii) an exemption from the registration requirements of the Securities Act is not otherwise available under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, the Holder shall only be permitted to exercise the Warrants in a “cashless exercise” pursuant to clause (ii) of the first sentence of Section 1.6(a) above in a transaction that is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Further, for the avoidance of doubt, there is no circumstance under which the Holder shall be entitled to exercise the Warrants and receive a cash payment as a net cash settlement.”

2.     Effect on Warrant Agreement. The Warrant Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Warrant Agreement shall remain in full force and effect.

3.     Governing Law; Jurisdiction. The interpretation and construction of this Amendment, and all matters relating hereto, shall be governed by the Laws of the State of Delaware, without regard to the choice of Law principles thereof.

4.     Counterparts. This Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The facsimile or electronic “.pdf” transmission or retransmission of any original signed counterpart to this Amendment shall be deemed to be delivery of an original counterparty thereof for all purposes.

5.     Severability. If any term, provision, agreement, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY: PRIMO WATER CORPORATION By: Name: Mark Castaneda Title: Chief Financial Officer WARRANT AGENT: WELLS FARGO BANK, N.A. By: Name: Title:

[Signature Page to Amendment No. 1 to Warrant Agreement]

CONSENTING HOLDERS: By: Name: Title: Warrants Owned: By: Name: Title: Warrants Owned: By: Name: Title: Warrants Owned:

[Signature Page to Amendment No. 1 to Warrant Agreement]